Exhibit 23(i)
Opinion and Consent of Counsel

Transamerica Asset Management, Inc. P.O. Box 9012 Clearwater, Florida 33758-9012 727-299-1800
April 28, 2008
Transamerica Investors, Inc.
570 Carillon Parkway
St. Petersburg, Florida 33716
Re:	Transamerica Investors, Inc. (the “Fund”) Offering of Shares of Beneficial Interest Post-Effective Amendment No. 32 File Nos.: 033-090888 and 811-09010
Dear Sir or Madam:
In my capacity as Vice President, General Counsel and Secretary, I have acted as counsel for Transamerica Investors, Inc. (the “Fund”) and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and sale of shares of capital stock (“Shares”) with a par value of $0.001 per share, of the above-referenced Fund.
I have examined the Fund’s Articles of Incorporation and Bylaws, as amended; the proceedings of its Board of Directors relating to the authorization, issuance, and proposed sale of the Shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such Shares will be validly issued, fully paid and non-assessable outstanding Shares of the Fund.

Very truly yours,
/s/ Dennis P. Gallagher
Dennis P. Gallagher, Esq.
Vice President, General Counsel and Secretary